Exhibit 4.1

COUNTY BANCORP, INC.

7.00% FIXED-TO-FLOATING RATE Subordinated Note due June 30, 2030

THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “SECURITIES ACT’) OR UNDER ANY APPLICABLE STATE SECURITIES LAW. THESE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OR (B) AN AVAILABLE EXEMPTION FROM, INCLUDING (BUT NOT LIMITED TO) IN ACCORDANCE AND IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS OR BLUE SKY LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL REASONABLY SATISFACTORY TO COUNTY BANCORP, INC. (THE “COMPANY”), IF REQUESTED, OR (II) UNLESS SOLD IN ACCORDANCE WITH RULE 144 UNDER SAID ACT.

THIS SECURITY AND THE OBLIGATIONS OF THE COMPANY AS EVIDENCED HEREBY (1) ARE NOT DEPOSITS WITH OR HELD BY THE COMPANY AND ARE NOT INSURED OR GUARANTEED BY ANY FEDERAL AGENCY OR INSTRUMENTALITY, INCLUDING, WITHOUT LIMITATION, THE FEDERAL DEPOSIT INSURANCE CORPORATION AND (2) ARE SUBORDINATE IN THE RIGHT OF PAYMENT TO ALL SENIOR INDEBTEDNESS (AS DEFINED HEREIN).

CERTAIN ERISA CONSIDERATIONS:

THE HOLDER OF THIS SECURITY, OR ANY INTEREST HEREIN, BY ITS ACCEPTANCE HEREOF OR THEREOF AGREES, REPRESENTS AND WARRANTS THAT IT IS NOT AN EMPLOYEE BENEFIT PLAN, INDIVIDUAL RETIREMENT ACCOUNT OR OTHER PLAN OR ARRANGEMENT SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) (EACH A “PLAN”), OR AN ENTITY WHOSE UNDERLYING ASSETS INCLUDE “PLAN ASSETS” BY REASON OF ANY PLAN’S INVESTMENT IN THE ENTITY, AND NO PERSON INVESTING “PLAN ASSETS” OF ANY PLAN MAY ACQUIRE OR HOLD THIS SECURITY OR ANY INTEREST HEREIN, UNLESS SUCH PURCHASER OR HOLDER IS ELIGIBLE FOR THE EXEMPTIVE RELIEF AVAILABLE UNDER U.S. DEPARTMENT OF LABOR PROHIBITED TRANSACTION CLASS EXEMPTION 96-23, 95-60, 91-38, 90-1 OR 84-14 OR ANOTHER APPLICABLE EXEMPTION OR ITS PURCHASE AND HOLDING OF THIS SECURITY, OR ANY INTEREST HEREIN, ARE NOT PROHIBITED BY SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE WITH RESPECT TO SUCH PURCHASE AND HOLDING. ANY PURCHASER OR HOLDER OF THIS SECURITY OR ANY INTEREST HEREIN WILL BE DEEMED TO HAVE REPRESENTED BY ITS PURCHASE AND HOLDING THEREOF THAT EITHER (i) IT IS NOT AN EMPLOYEE BENEFIT PLAN OR OTHER PLAN TO WHICH TITLE I OF ERISA OR SECTION 4975 OF THE CODE IS APPLICABLE, A TRUSTEE OR OTHER PERSON ACTING ON BEHALF OF ANY SUCH EMPLOYEE BENEFIT PLAN OR PLANS, OR ANY OTHER PERSON OR ENTITY USING THE “PLAN ASSETS” OF ANY SUCH EMPLOYEE BENEFIT PLAN OR PLANS TO FINANCE SUCH PURCHASE, OR (ii) SUCH PURCHASE OR HOLDING WILL NOT RESULT IN A PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR

SECTION 4975 OF THE CODE FOR WHICH FULL EXEMPTIVE RELIEF IS NOT AVAILABLE UNDER APPLICABLE STATUTORY OR ADMINISTRATIVE EXEMPTION.

ANY FIDUCIARY OF ANY PLAN WHO IS CONSIDERING THE ACQUISITION OF ANY OF THE SECURITIES SHOULD CONSULT WITH HIS OR HER LEGAL COUNSEL PRIOR TO ACQUIRING SUCH SECURITIES.

No. 1$5,000,000

COUNTY BANCORP, INC.

7.00% FIXED-TO-FLOATING RATE Subordinated Note due JUNE 30, 2030

THIS OBLIGATION IS NOT A DEPOSIT AND IS NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY OR FUND.

1.Notes.  This note is one of a duly authorized issue of notes of County Bancorp, Inc., a Wisconsin corporation (the “Company”), designated as the “7.00% Fixed-to-Floating Rate Subordinated Notes due June 30, 2030” (the “Subordinated Notes”) in an aggregate principal amount of $5,000,000 and initially issued on July 21, 2020.

2.Payment.

(a)The Company, for value received, promises to pay to [______], or registered assigns (the “Holder”), the principal sum of FIVE MILLION DOLLARS (U.S.) ($5,000,000), plus accrued but unpaid interest on June 30, 2030 (“Stated Maturity”) and to pay interest thereon (i) from and including the original issue date of the Subordinated Notes, or from the most recent date to which interest has been paid or duly provided for, to but excluding June 30, 2025, at the rate of 7.00% per annum, computed on the basis of a 360-day year consisting of twelve 30-day months and payable semi-annually in arrears on June 30 and December 30 of each year (each, a “Fixed Interest Payment Date”), beginning December 30, 2020, and (ii) from and including June 30, 2025 to, but excluding the Stated Maturity or early redemption date (as contemplated by Section 5 herein) (the “Floating Rate Period”), at the rate per annum, reset quarterly, equal to the then-current Three-Month Term SOFR plus a spread of 687.5 basis points for each Floating Rate Interest Period, or such other rate as determined as set forth below, computed on the basis of a 360-day year and the actual number of days elapsed and payable quarterly in arrears on March 30, June 30, September 30, and December 30 of each year (each, a “Floating Interest Payment Date”). Notwithstanding the foregoing, if Three-Month Term SOFR (or other applicable Benchmark) is less than zero, then Three‑Month Term SOFR (or other such Benchmark) shall be deemed to be zero. An “Interest Payment Date” is either a Fixed Interest Payment Date or a Floating Interest Payment Date, as applicable.  A “Floating Rate Interest Period” means, the period from, and including, each Floating Interest Payment Date to, but excluding, the next succeeding Floating Interest Payment Date, except for the initial Floating Rate Interest Period, which will be the period from, and including, June 30, 2025 to, but excluding, the next succeeding Floating Interest Payment Date. All percentages used in or resulting from any calculation of Three-Month Term SOFR shall be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with 0.000005% rounded up to 0.00001%.  The Company or the Calculation Agent, as applicable, shall calculate the amount of interest payable on any Interest Payment Date. U.S. Dollar amounts resulting from interest calculations will be rounded to the nearest cent, with one-half cent being rounded upward.

(b)Effect of Benchmark Transition Event.

(i)

If the Calculation Agent determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred on or prior to the Reference Time in respect of any determination of the Benchmark on any date, then the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the Subordinated Notes during the Floating Rate Period in respect of such determination on such date and all determinations on all subsequent dates. In connection with the implementation of a Benchmark Replacement, the Calculation Agent will have the right to make Benchmark Replacement Conforming Changes from time to time.
(ii)

Notwithstanding anything set forth in Section 2(a) above, if the Calculation Agent determines on or prior to the relevant Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR, then the provisions set forth in this Section 2(b) will thereafter apply to all determinations of the interest rate on the Subordinated Notes during the Floating Rate Period. After a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the interest rate on the Subordinated Notes for each interest period during the Floating Rate Period will be an annual rate equal to the Benchmark Replacement plus 687.5 basis points.

(iii)

If the then-current Benchmark is Three-Month Term SOFR, the Calculation Agent will have the right to establish the Three-Month Term SOFR Conventions, and if any of the foregoing provisions concerning the calculation of the interest rate and the payment of interest during the Floating Rate Period are inconsistent with any of the Three-Month Term SOFR Conventions determined by the Calculation Agent, then the relevant Three-Month Term SOFR Conventions will apply.

(c)For purposes hereof:

(i)

“Benchmark” means, initially, Three-Month Term SOFR; provided that if the Calculation Agent determines on or prior to the Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.

(ii)

“Benchmark Replacement” means the Interpolated Benchmark with respect to the then-current Benchmark, plus the Benchmark Replacement Adjustment for such Benchmark; provided that if: (i) the Calculation Agent cannot determine the Interpolated Benchmark as of the Benchmark Replacement Date, or (ii) the then-current Benchmark is Three-Month Term SOFR and a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR (in which event no Interpolated Benchmark with respect to Three-Month Term SOFR shall be determined), then “Benchmark Replacement” means the first alternative set forth in the order below that can be determined by the Calculation Agent as of the Benchmark Replacement Date: (i) the sum of (a) Compounded SOFR and (b) the Benchmark Replacement Adjustment; (ii) the sum of: (a) the alternate rate that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark for the applicable Corresponding Tenor and (b) the Benchmark Replacement Adjustment; (iii) the sum of: (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment; (iv) the sum of: (a) the alternate rate that has been selected by the Calculation Agent as the replacement for the then-current Benchmark for the applicable Corresponding Tenor, giving due consideration to any industry-accepted rate as a replacement for the then-current Benchmark for U.S. Dollar-denominated floating rate securities at such time, and (b) the Benchmark Replacement Adjustment. If the Benchmark Replacement, as determined pursuant to clause (i), (ii), (iii) or (iv) above would be less than zero, the Benchmark Replacement will be deemed to be zero.

(iii)

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by the Calculation Agent as of the Benchmark Replacement Date: (i) the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement; (ii) if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment; and (ii) the spread adjustment (which may be a positive or negative value or zero) that has been selected by the Calculation Agent giving due consideration to any industry-accepted spread adjustment or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. Dollar-denominated floating rate securities at such time.

(iv)

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “interest period,” timing and frequency of determining rates with respect to each interest period and making payments of interest, rounding of amounts or tenors, and other administrative matters) that the Calculation Agent decides may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if the Calculation Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Calculation Agent determines that no market practice for use of the Benchmark Replacement exists, in such other manner as the Calculation Agent determines is reasonably necessary).

(v)

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark: (i) in the case of clause (i) of the definition of “Benchmark Transition Event,” the relevant Reference Time in respect of any determination; (ii) in the case of clause (ii) or (iii) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or (iii) in the case of clause (iv) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein. For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.  Further, for the avoidance of doubt, for purposes of this definition, references to the Benchmark also include any reference rate underlying the Benchmark (for example, if the Benchmark becomes Compounded SOFR, references to the Benchmark would include SOFR).

(vi)

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark: (i) if the Benchmark is Three-Month Term SOFR, (a) the Relevant Governmental Body has not selected or recommended a forward-looking term rate for a tenor of three months based on SOFR, (b) the development of a forward-looking term rate for a tenor of three months based on SOFR that has been recommended or selected by the Relevant Governmental Body is not complete or (c) the Calculation Agent determines that the use of a forward-looking rate for a tenor of three months based on SOFR is not administratively feasible;

(ii) a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; (iii) a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or (iv) a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative. For the avoidance of doubt, for purposes of this definition, references to the Benchmark also include any reference rate underlying the Benchmark (for example, if the Benchmark becomes Compounded SOFR, references to the Benchmark would include SOFR).

(vii)

“Business Day” means any day other than a Saturday, Sunday or other day on which banking institutions in the State of Wisconsin are authorized or obligated by law, regulation or executive order to close.

(viii)

“Calculation Agent” means the agent appointed by the Company prior to the commencement of the Floating Rate Period (which may include the Company or any of its affiliates) to act in accordance with Section 2 hereof.

(ix)

“Compounded SOFR” means the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate being established by the Calculation Agent in accordance with: (i) the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining Compounded SOFR; provided that: (ii) if, and to the extent that, the Calculation Agent determines that Compounded SOFR cannot be determined in accordance with clause (i) above, then the rate, or methodology for this rate, and conventions for this rate that have been selected by the Calculation Agent giving due consideration to any industry-accepted market practice for U.S. Dollar-denominated floating rate securities at such time. For the avoidance of doubt, the calculation of Compounded SOFR shall exclude the Benchmark Replacement Adjustment (if applicable).

(x)

“Corresponding Tenor” with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding Business Day adjustment) as the applicable tenor for the then current Benchmark.

(xi)	“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any successor regulatory authority with jurisdiction over bank holding companies.
(xii)	“FRBNY” means the Federal Reserve Bank of New York.

(xiii)	“FRBNY’s Website” means the website of the FRBNY at http://www.newyorkfed.org, or any successor source.
(xiv)

“interest period” means the period from and including the immediately preceding Interest Payment Date in respect of which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from and including the original issue date of the Subordinated Notes to, but excluding, the applicable Interest Payment Date or the Maturity Date or date of earlier redemption, if applicable.

(xv)

“Interpolated Benchmark” with respect to the Benchmark means the rate determined for the Corresponding Tenor by interpolating on a linear basis between: (i) the Benchmark for the longest period (for which the Benchmark is available) that is shorter than the Corresponding Tenor, and (ii) the Benchmark for the shortest period (for which the Benchmark is available) that is longer than the Corresponding Tenor.

(xvi)	“ISDA” means the International Swaps and Derivatives Association, Inc. or any successor.
(xvii)

“ISDA Definitions” means the 2006 ISDA Definitions published by ISDA, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

(xviii)

“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.

(xix)

“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

(xx)

“Reference Time” with respect to any determination of the Benchmark means: (i) if the Benchmark is Three-Month Term SOFR, the time determined by the Calculation Agent after giving effect to the Three-Month Term SOFR Conventions, and (ii) if the Benchmark is not Three-Month Term SOFR, the time determined by the Calculation Agent after giving effect to the Benchmark Replacement Conforming Changes.

(xxi)	“Relevant Governmental Body” means the Federal Reserve Board and/or the FRBNY, or a committee officially endorsed or convened by the Federal Reserve Board and/or the FRBNY or any successor thereto.
(xxii)	“SOFR” means the secured overnight financing rate published by the FRBNY, as the administrator of the Benchmark (or a successor administrator), on the FRBNY’s Website.
(xxiii)	“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.
(xxiv)	“Term SOFR Administrator” means any entity designated by the Relevant Governmental Body as the administrator of Term SOFR (or a successor administrator).

(xxv)

“Three-Month Term SOFR” means the rate for Term SOFR for a tenor of three months that is published by the Term SOFR Administrator at the Reference Time for any interest period, as determined by the Calculation Agent after giving effect to the Three-Month Term SOFR Conventions. All percentages used in or resulting from any calculation of Three-Month Term SOFR shall be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with 0.000005% rounded up to 0.00001%.

(xxvi)

“Three-Month Term SOFR Conventions” means any determination, decision or election with respect to any technical, administrative or operational matter (including with respect to the manner and timing of the publication of Three-Month Term SOFR, or changes to the definition of “interest period,” timing and frequency of determining Three-Month Term SOFR with respect to each interest period and making payments of interest, rounding of amounts or tenors, and other administrative matters) that the Calculation Agent decides may be appropriate to reflect the use of Three-Month Term SOFR as the Benchmark in a manner substantially consistent with market practice (or, if the Calculation Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Calculation Agent determines that no market practice for the use of Three-Month Term SOFR exists, in such other manner as the Calculation Agent determines is reasonably necessary).

(xxvii)	“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

(d)The Company shall take such actions as are necessary to ensure that from the commencement of the Floating Rate Period for so long as any of the Subordinated Notes remain outstanding there will at all times be a Calculation Agent appointed to calculate Three-Month Term SOFR in respect of each Floating Rate Period. The calculation of Three-Month Term SOFR for each applicable Floating Rate Period by the Calculation Agent will (in the absence of manifest error) be final and binding. The Calculation Agent’s determination of any interest rate and its calculation of interest payments for any period will be maintained on file at the Calculation Agent’s principal offices and will be made available to the Holder of this Subordinated Notes upon request. The Calculation Agent may be removed by the Company at any time. If the Calculation Agent is unable or unwilling to act as Calculation Agent or is removed by the Company, the Company will promptly appoint a replacement Calculation Agent. The Calculation Agent may not resign its duties without a successor having been duly appointed; provided, that if a successor Calculation Agent has not been appointed by the Company and such successor accepted such position within 30 days after the giving of notice of resignation by the Calculation Agent, then the resigning Calculation Agent may petition, at the expense of the Company, any court of competent jurisdiction for the appointment of a successor Calculation Agent with respect to such series. For the avoidance of doubt, if at any time there is no Calculation Agent appointed by the Company, then the Company shall be the Calculation Agent. The Company may appoint itself or any of its affiliates to be the Calculation Agent.  The Calculation Agent is expressly authorized to make certain determinations, decisions and elections under the terms of the Subordinated Notes, including with respect to the use of Three-Month Term SOFR as the Benchmark and under this Section 2. Any determination, decision or election that may be made by the Calculation Agent under the terms of the Subordinated Notes, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or selection (i) will be conclusive and binding on the Holder of this Subordinated Note absent manifest error, (ii) if made by the Company as Calculation Agent, will be made in the Company’s sole discretion, (iii) if made by a Calculation Agent other than the Company, will be made after consultation with the Company, and the Calculation Agent will not make any such determination, decision or election to which the Company reasonably objects and (iv) notwithstanding anything to the contrary herein, shall become effective without consent from the Holder of this Subordinated Note or any other party. If the Calculation Agent fails to make any determination, decision or election that it is required to make under the terms of the Subordinated Notes, then the Company will make such determination, decision or election on the same basis as described above.

(e)Any payment of principal of or interest on this Subordinated Note that would otherwise become due and payable on a day which is not a Business Day will become due and payable on the next succeeding Business Day, with the same force and effect as if made on the date for payment of such principal or interest (unless, with respect to a Floating Interest Payment Date, such day falls in the next calendar month, in which case the Floating Interest Payment Date will instead be the immediately preceding day that is a Business Day, and interest will accrue to the Floating Interest Payment Date as so adjusted), and no interest will accrue in respect of such payment for the period after such day.

(f)The Company will pay interest on this Subordinated Note to the registered Holder at the close of business on the fifteenth calendar day prior to the applicable Interest Payment Date (“Regular Record Date”), except as provided below with respect to Defaulted Interest. This Subordinated Note will be payable as to principal and interest at the office or agency of the paying agent, or, at the option of the Company, payment of interest may be made by check delivered to the Holder at its address set forth in the Subordinated Note register or by wire transfer to an account appropriately designated by the Holder entitled to payment; provided, that the paying agent will have received written notice of such account designation at least five Business Days prior to the date of such payment (subject to surrender of this Subordinated Note in the case of a payment of interest at the Stated Maturity).

(g)Any interest on this Subordinated Note that will be payable, but will not be punctually paid or duly provided for, on any Interest Payment Date (herein called “Defaulted Interest”) will cease to be payable to the Holder on the relevant Regular Record Date by virtue of having been such Holder; and such Defaulted Interest may be paid by the Company as follows.  The Company shall make payment of any Defaulted Interest to the person in whose name this Subordinated Note will be registered at the close of business on a Special Record Date (as defined below) for the payment of such Defaulted Interest, which will be fixed in the following manner. The Company will fix or cause to be fixed a special record date for the payment of such Defaulted Interest, which will be not more than 15 days and not less than 10 days prior to the date of the proposed payment (the “Special Record Date”). The Company will cause notice of the proposed payment of such Defaulted Interest and the Special Record Date therefor to be delivered to the Holder of this Subordinated Note at the Holder’s address as it appears in the Subordinated Note register not less than 10 days prior to such Special Record Date. Notice of the proposed payment of such Defaulted Interest and the Special Record Date therefor having been delivered as aforesaid, such Defaulted Interest will be paid to the person in whose name such Subordinated Note will be registered at the close of business on such Special Record Date.  Each Subordinated Note delivered upon registration of transfer of or in exchange for or in lieu of any other Subordinated Note will carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Subordinated Note.

3.Paying Agent and Registrar.  The Company will act as the initial paying agent and registrar through its offices presently located at 2400 South 44th Street, Manitowoc, Wisconsin 54220. The Company may change any paying agent or registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

4.Subordination.

(a)The indebtedness of the Company evidenced by this Subordinated Note, including the principal thereof and interest thereon, is subordinate and junior in right of payment to obligations of the Company constituting the Senior Indebtedness (as defined below) and will rank pari passu in right of payment with all other Subordinated Notes. Holder, by the acceptance of this Subordinated Note, agrees to and will be bound by such provisions and agrees to take such actions as may be necessary or appropriate to effectuate the subordination so provided.

(b)“Senior Indebtedness” means the principal of, and premium, if any, and interest, including interest accruing after the commencement of any bankruptcy proceeding relating to the Company, on, or substantially similar payments the Company makes in respect of the following categories of debt, whether that debt was outstanding on the date of issuance of this Subordinated Note or thereafter incurred, created or assumed: (1) all indebtedness of the Company for borrowed money, whether or not evidenced by notes, debentures, bonds, securities or other similar instruments issued under the provisions of any indenture, fiscal agency agreement, debenture or note purchase agreement or other agreement, including any senior debt securities that may be offered; (2) indebtedness of the Company for money borrowed or represented by purchase money obligations, as defined below; (3) the Company’s obligations as lessee under leases of property whether made as part of a sale and leaseback transaction to which it is a party or otherwise; (4) reimbursement and other obligations relating to letters of credit, bankers’ acceptances and similar obligations; (5) all obligations of the Company in respect of interest rate swap, cap or other agreements, interest rate future or option contracts, currency swap agreements, currency future or option contacts, commodity contracts and other similar arrangements; (6) all of the Company’s obligations issued or assumed as the deferred purchase price of property or services, but excluding trade accounts payable and accrued liabilities arising in the ordinary course of business; (7) any other obligation of the Company to its general creditors; (8) all obligations of the type referred to in clauses (1) through (7) of other persons for the payment of which the Company is liable contingently or otherwise to pay or advance money as obligor, guarantor, endorser or otherwise; (9) all obligations of the types referred to in clauses (1) through (8) of other persons secured by a lien on any property or asset of the Company; and (10) deferrals, renewals or extensions of any of the indebtedness or obligations described above.

However, clauses (1) through (10) above exclude: (w) the subordinated notes of the Company issued in May 2018, and in each case any subordinated notes issued in exchange therefor or upon transfer thereof, in each case that are outstanding as of the date hereof or that are issued in exchange for or upon transfer of such subordinated notes after the date hereof, (x) any subordinated debentures or junior subordinated debentures of the Company underlying trust preferred securities issued by subsidiary trusts of the Company that are outstanding as of the date hereof or that are issued after the date hereof by a subsidiary trust of the Company, (y) any indebtedness, obligation or liability that is subordinated to indebtedness, obligations or liabilities of the Company to substantially the same extent as or to a greater extent than the Subordinated Notes are subordinated; (z) the Subordinated Notes and the 7.00% fixed-to-floating rate subordinated notes due 2030 of the Company issued by the Company on June 30, 2020 and any subordinated notes issued in exchange therefor or upon transfer thereof, in each case that are outstanding as of the date hereof or that are issued in exchange for or upon transfer of such subordinated notes after the date hereof; and (aa) unless expressly provided in the terms thereof, any indebtedness of the Company to its Subsidiaries.

As used above, the term “purchase money obligations” means indebtedness, obligations evidenced by a note, debenture, bond or other instrument, whether or not secured by a lien or other security interest, issued to evidence the obligation to pay or a guarantee of the payment of, and any deferred obligation for the payment of, the purchase price of property but excluding indebtedness or obligations for which recourse is limited to the property purchased, issued or assumed as all or a part of the consideration for the acquisition of property or services, whether by purchase, merger, consolidation or otherwise, but does not include any trade accounts payable as set forth in clause (6) above.

5.Redemption.

(a)The Company may, at its option, on any Interest Payment Date after July 21, 2025, redeem this Subordinated Note, in whole or in part, without premium or penalty, but in all cases in a principal amount with integral multiples of $1,000. In addition, the Company may redeem all, but not a portion of the Subordinated Notes, at any time upon the occurrence of a Tier 2 Capital Event, Tax Event or an Investment Company Event (each as defined herein). Any redemption of this Subordinated Note shall be subject to the prior approval of the Federal Reserve Board (or its designee) or any successor agency, or any bank regulatory agency, to the extent such approval shall then be required by law, regulation or policy. This Subordinated Note is not subject to redemption at the option of the Holder. The Redemption Price with respect to any redemption permitted under this Subordinated Note will be equal to 100% of the principal amount of this Subordinated Note, or portion thereof, to be redeemed, plus accrued but unpaid interest thereon to, but excluding, the redemption date.

(b)For purposes hereof:

(i)

“Tier 2 Capital Event” means the receipt by the Company of a legal opinion from counsel experienced in such matters to the effect that the Subordinated Notes do not constitute, or within 90 days of the date of such legal opinion will not constitute, Tier 2 Capital (or its then equivalent if the Company were subject to such capital requirement).  “Tier 2 Capital” means Tier 2 capital for purposes of capital adequacy regulations of the Federal Reserve Board, as then in effect and applicable to the Company.

(ii)

“Tax Event” means the receipt by the Company of a legal opinion from counsel experienced in such matters to the effect that there is more than an insubstantial risk that interest paid by the Company on the Subordinated Notes is not, or, within 90 days of the date of such legal opinion, will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes.

(iii)

“Investment Company Event” means the receipt by the Company of a legal opinion from counsel experienced in such matters to the effect that there is more than an insubstantial risk that the Company is or, within 90 days of the date of such legal opinion will be, considered an “investment company” that is required to be registered under the Investment Company Act of 1940, as amended.

(c)If less than the then outstanding principal amount of this Subordinated Note is redeemed, (i) a new note shall be issued representing the unredeemed portion without charge to the holders thereof and (ii) such redemption shall be effected on a pro rata basis as to the holders. For purposes of clarity, upon a partial redemption, a like percentage of the principal amount of every Subordinated Note held by every holder shall be redeemed.

(d)Notice of redemption will be given not less than 30 nor more than 60 days prior to the redemption date to the holders of Subordinated Notes to be redeemed. Failure to give notice by delivering in the manner herein provided to the holder of any Subordinated Notes designated for redemption as a whole or in part, or any defect in the notice to any such holder, will not affect the validity of the proceedings for the redemption of any other Subordinated Notes or portions thereof.  Any notice that is delivered to the holder of any Subordinated Notes in the manner herein provided will be conclusively presumed to have been duly given, whether or not such holder receives the notice.  All notices of redemption will state: (i) the Redemption Date; (ii) the redemption price; (iii) if less than all outstanding Subordinated Notes are to be redeemed, the identification (and, in the case of partial redemption, the principal amount) of the particular Subordinated Note or Subordinated Notes to be redeemed; (iv) that, in case any Subordinated Note is to be redeemed in part only, on and after the redemption date, upon surrender of such Subordinated Note, the holder of such Subordinated Note will receive, without charge, a new Subordinated Note or Subordinated Notes of authorized denominations for the principal amount thereof remaining unredeemed; (v) that, on the redemption date, the redemption price will become due and payable upon each such Subordinated Note or portion thereof to be redeemed, together (if applicable) with accrued and unpaid interest thereon, and, if applicable, that interest thereon will cease to accrue on and after said date; (vi) the place or places where such Subordinated Notes are to be surrendered for payment of the redemption price and any accrued interest pertaining thereto; and (vii) the section hereunder providing for such redemption.  On or prior to 11:00 a.m., Eastern time, on any redemption date, the Company will deposit, with respect to the Subordinated Notes called for redemption, with a paying agent (or, if the Company is acting as its own paying agent, segregate and hold in trust) an amount sufficient to pay the redemption price of, and (except if the redemption date will be an Interest Payment Date) any accrued interest on, all such Subordinated Notes or portions thereof which are to be redeemed on that date.

(e)Effectiveness of Redemption.  Notice of redemption having been given as provided above, the Subordinated Notes so to be redeemed will, on the redemption date, become due and payable at the redemption price therein specified, together with accrued and unpaid interest thereon. If notice of redemption has been duly given and notwithstanding that any Subordinated Notes so called for redemption have not been surrendered for cancellation, on and after the redemption date interest shall cease to accrue on all Subordinated Notes so called for redemption, all Subordinated Notes so called for redemption shall no longer be deemed outstanding and all rights with respect to such Subordinated Notes shall forthwith on such redemption date cease and terminate (unless the Company shall default in the payment of the redemption price), except only the right of the holders thereof to receive the amount payable on such redemption, without interest.  Upon surrender of any such Subordinated Note for redemption in accordance with said notice, such Subordinated Note will be paid by the Company at the redemption price, together with any accrued and unpaid interest thereon to but excluding the redemption date; provided, however, that installments of interest on Subordinated Notes whose Stated Maturity is on or prior to the redemption date will be payable to the holders of such Subordinated Notes registered as such on the Regular Record Dates therefor according to their terms.  If any Subordinated Note called for redemption will not be so paid upon surrender thereof for redemption, the principal, until paid, will bear interest from the redemption date at the rate prescribed therefor in the Subordinated Note.

6.Events of Default; Acceleration.

(a)An “Event of Default” means any one of the following events (whatever the reason for such Event of Default and whether it will be voluntary or involuntary or be effected by operation of law or in accordance with any judgment, decree, or order of any court or any order, rule, or regulation of any administrative or governmental body):

(i)

the entry of a decree or order for relief in respect of the Company by a court having jurisdiction in the premises in an involuntary case or proceeding under any applicable bankruptcy, insolvency, or reorganization law, now or hereafter in effect of the United States or any political subdivision thereof, and such decree or order will have continued unstayed and in effect for a period of 60 consecutive days;

(ii)

the commencement by the Company of a voluntary case under any applicable bankruptcy, insolvency or reorganization law, now or hereafter in effect of the United States or any political subdivision thereof, or the consent by the Company to the entry of a decree or order for relief in an involuntary case or proceeding under any such law;

(iii)

the failure of the Company to pay any installment of interest on any of the Subordinated Notes as and when the same will become due and payable, and the continuation of such failure for a period of 30 days;

(iv)	the failure of the Company to pay all or any part of the principal of any of the Subordinated Notes as and when the same will become due and payable under this Subordinated Note;
(v)

the failure of the Company to perform any other covenant or agreement on the part of the Company contained in the Subordinated Notes, and the continuation of such failure for a period of 60 days after the date on which notice specifying such failure, stating that such notice is a “Notice of Default” hereunder and demanding that the Company remedy the same, will have been given in writing to the Company by the Holder; or the default by the Company under any bond, debenture, note or other evidence of indebtedness for money borrowed by the Company having an aggregate principal amount outstanding of at least $25,000,000, whether such indebtedness now exists or is created or incurred in the future, which default (A) constitutes a failure to pay any portion of the principal of such indebtedness when due and payable after the expiration of any applicable grace period or (B) results in such indebtedness becoming due or being declared due and payable prior to the date on which it otherwise would have become due and payable without, in the case of clause (A), such indebtedness having been discharged or, in the case of clause (B), without such indebtedness having been discharged or such acceleration having been rescinded or annulled.

(b)If an Event of Default described in Section 6(a)(i) or Section 6(a)(ii) occurs, then the principal amount of all of the Subordinated Notes, and accrued and unpaid interest, if any, on all Subordinated Notes will become and be immediately due and payable without any declaration or other act on the part of the Holder, and the Company waives demand, presentment for payment, notice of nonpayment, notice of protest, and all other notices. Notwithstanding the foregoing, because the Company will treat the Subordinated Notes as Tier 2 Capital, upon the occurrence of an Event of Default other than an Event of Default described in Section 6(a)(i) or Section 6(a)(ii), the Holder may not accelerate the Stated Maturity of the Subordinated Notes and make the principal of, and any accrued and unpaid interest on, the Subordinated Notes, immediately due and payable. If any Event of Default occurs and is continuing, the Holder may also pursue any other available remedy to collect the payment of principal of, and interest on, the Subordinated Notes then due and payable or to enforce the performance of any provision of the Subordinated Notes.

7.Failure to Make Payments.  If the Company fails to make any payment of interest on this Subordinated Note when such interest becomes due and payable and such default continues for a period of 30 days, or if the Company fails to make any payment of the principal of this Subordinated Note when such principal becomes due and payable, the Company will, upon demand of the Holder, pay to the Holder the whole amount then due and payable with respect to this Subordinated Note, with interest upon the overdue principal, any premium and, to the extent permitted by applicable law, upon any overdue installments of interest at the rate or respective rates, as the case may be, provided for or with respect to this Subordinated Note or, if no such rate or rates are so provided, at the rate or respective rates, as the case may be, of interest borne by this Subordinated Note.

Upon the occurrence of a failure by the Company to make any required payment of principal or interest on the Subordinated Notes, the Company may not declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Company’s capital stock, make any payment of principal or interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company that rank equal with or junior to this Subordinated Note, or make any payments under any guarantee that ranks equal with or junior to this Subordinated Note, other than: (i) any dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, any class of Company’s common stock; (ii) any declaration of a dividend in connection with the implementation of a shareholders’ rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto; (iii) as a result of a reclassification of Company’s capital stock or the exchange or conversion of one class or series of Company’s capital stock for another class or series of Company’s capital stock; (iv) the purchase of fractional interests in shares of Company’s capital stock in accordance with the conversion or exchange provisions of such capital stock or the security being converted or exchanged; or (v) purchases of any class of Company’s common stock related to the issuance of common stock or rights under any benefit plans for Company’s directors, officers or employees or any of Company’s dividend reinvestment plans.

8.Denominations, Transfer, Exchange.

(a)The Subordinated Notes are issuable only in registered form without interest coupons in minimum denominations of $100,000 and integral multiples of $1,000 in excess thereof.

(b)Except as otherwise provided in or under this Subordinated Note, upon surrender for registration of transfer of this Subordinated Note, the Company will execute and deliver in the name of the designated transferee or transferees, one or more new Subordinated Notes denominated as authorized in or under this Subordinated Note, of a like aggregate principal amount bearing a number not contemporaneously outstanding and containing identical terms and provisions.

(c)Except as otherwise provided in or under this Subordinated Note, at the option of the Holder, this Subordinated Note may be exchanged for other Subordinated Notes containing identical terms and provisions, in any authorized denominations (minimum denominations of $100,000 and any integral multiple of $1,000 in excess thereof), and of a like aggregate principal amount, upon surrender of this Subordinated Notes to be exchanged at any office or agency for such purpose. Whenever this Subordinated Note is so surrendered for exchange, the Company will execute and deliver, subject to the terms hereof, the Subordinated Notes that the Holder making the exchange is entitled to receive.

(d)All Subordinated Notes issued upon any registration of transfer or exchange of Subordinated Notes will be the valid obligations of the Company evidencing the same debt and entitling the holders thereof to the same benefits as the Subordinated Notes surrendered upon such registration of transfer or exchange.

(e)Every Subordinated Note presented or surrendered for registration of transfer or for exchange or redemption will (if so required by the Company or the registrar for such Subordinated Note) be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Company and the registrar for such Subordinated Note duly executed by the Holder thereof or his attorney duly authorized in writing.

(f)Except as otherwise provided in or under this Subordinated Note, the Company will not be required (i) to issue, register the transfer of or exchange any Subordinated Notes during a period beginning at the opening of business 15 days before the day of the selection for redemption of Subordinated Notes under Section 5 hereof and ending at the close of business on the day of such selection, or (ii) to register the transfer of or exchange any Subordinated Note, or portion thereof, so selected for redemption, except in the case of any Subordinated Note to be redeemed in part, the portion thereof not to be redeemed.

(g)No Subordinated Note will be transferred or exchanged except in compliance with the private placement legend contained on this Subordinated Note. In addition to the provisions for transfer and exchange set forth in this Section 8, any registrar and paying agent (if a different Person than the Company) and the Company may, prior to effecting any requested transfer or exchange of any Subordinated Notes require that legal counsel to the Holder or owner of beneficial interests requesting such transfer or exchange deliver to any registrar and paying agent (if a different Person than the Company) and the Company, an opinion of counsel opining that the transfer or exchange is in compliance with the requirements of the private placement legend and that the Subordinated Note issued to the transferee or in exchange for the Subordinated Note may be issued free of the private placement legend. Any untransferred or unexchanged balance of a Subordinated Note will be reissued to the Holder with the private placement legend, unless the private placement legend may be omitted as evidenced by an opinion of counsel.

(h)The registrar may require the Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require the Holder to pay any taxes and fees required by law.

9.Charges and Transfer Taxes. No service charge will be made for any registration of transfer or exchange of this Subordinated Note, or any redemption or repayment of this Subordinated Note, or any conversion or exchange of this Subordinated Note for other types of securities or property, but the Company may require payment of a sum sufficient to pay all taxes, assessments or other governmental charges that may be imposed in connection with the transfer or exchange of this Subordinated Note from the Holder requesting such transfer or exchange.

10.Persons Deemed Owners.  The Company and any agent of the Company may treat the Person in whose name this Subordinated Note is registered as the owner hereof for all purposes, whether or not this Subordinated Note is overdue, and neither the Company nor any such agent will be affected by notice to the contrary.

11.Amendments; Waivers.

(a)Without the consent of the Holder of this Subordinated Note, the Company (when authorized by or in accordance with a board resolution), at any time and from time to time, may execute an amendment to this Subordinated Note for any of the following purposes:

(i)	to evidence the succession of another person to the Company, and the assumption by any such successor of the covenants of the Company contained herein;
(ii)

to add to the covenants of the Company for the benefit of the Holder (as will be specified in such amendment) or to surrender any right or power herein conferred upon the Company with respect to this Subordinated Note (as will be specified in such amendment);

(iii)	to cure any ambiguity or to correct or supplement any provision herein that may be defective or that may be inconsistent with any other provision herein;
(iv)	to make any other provisions with respect to matters or questions arising under this Subordinated Note that will not adversely affect the interests of the Holder of this Subordinated Note;
(v)	to add any additional Events of Default (as will be specified in such amendment); or

(vi)	to make any change that does not adversely affect the legal rights under this Subordinated Note of the Holder.

(b)With the consent of the Holder, the Company (when authorized by or in accordance with a board resolution) may execute an amendment to this Subordinated Note for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Subordinated Note or of modifying in any manner the rights of the Holder.

(c)The Holder may waive any past default under this Subordinated Note and its consequences.  Upon any such waiver, such default will cease to exist, and any Event of Default arising from such default will be deemed to have been cured, for every purpose of this Subordinated Note; but no such waiver will extend to any subsequent or other default or impair any consequent right. Any such consent or waiver by the Holder of this Subordinated Note will be conclusive and binding upon such Holder and upon all future holders of this Subordinated Note and of any Subordinated Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Subordinated Note.

12.No Impairment.  No provision of this Subordinated Note will alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest (if any) on this Subordinated Note at the times, place and rate as herein prescribed.

13.Sinking Fund; Convertibility.  This Subordinated Note is not entitled to the benefit of any sinking fund. This Subordinated Note is not convertible into or exchangeable for any of the equity securities, other securities or assets of the Company or any subsidiary.

14.No Recourse Against Others.  No recourse under or upon any obligation, covenant or agreement contained in this Subordinated Note, or for any claim based thereon or otherwise in respect thereof, will be had against any past, present or future shareholder, employee, officer, or director, as such, of the Company or of any predecessor or successor, either directly or through the Company or any predecessor or successor, under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise, all such liability being expressly waived and released by the acceptance of this Subordinated Note by the Holder and as part of the consideration for the issuance of this Subordinated Note.

15.Abbreviations.  Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= custodian), and U/G/M/A (= Uniform Gifts to Minors Act). Additional abbreviations may also be used though not in the above list.

16.Governing Law.  THIS SUBORDINATED NOTE WILL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEW YORK AND WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY LAWS OR PRINCIPLES OF CONFLICT OF LAWS THAT WOULD APPLY THE LAWS OF A DIFFERENT JURISDICTION.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has caused this Subordinated Note to be duly executed and attested.

COUNTY BANCORP, INC. By: Timothy J. Schneider President
ATTEST: Mark A. Miller Secretary

ASSIGNMENT FORM

To assign this Subordinated Note, fill in the form below: (I) or (we) assign and transfer this Subordinated Note to:

  (Print or type assignee’s name, address and zip code)

(Insert assignee’s social security or tax I.D. No.)

and irrevocably appoint _______________________ agent to transfer this Subordinated Note on the books of the Company. The agent may substitute another to act for him.

Date:	Your signature:
(Sign exactly as your name appears on the face of this Subordinated Note)

Tax Identification No:

Signature Guarantee:

(Signatures must be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Exchange Act Rule 17Ad-15).

The undersigned certifies that it is not an Affiliate of the Company and that, to its knowledge, the proposed transferee is not an Affiliate of the Company.

In connection with any transfer or exchange of this Subordinated Note occurring prior to the date that is one year after the later of the date of original issuance of this Subordinated Note and the last date, if any, on which this Subordinated Note was owned by the Company or any Affiliate of the Company, the undersigned confirms that this Subordinated Note is being:

CHECK ONE BOX BELOW:

☐     (1)     acquired for the undersigned’s own account, without transfer;

☐     (2)     transferred to the Company;

☐     (3)     transferred in accordance and in compliance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”);

☐     (4)     transferred under an effective registration statement under the Securities Act;

☐     (5)     transferred in accordance with and in compliance with Regulation S under the Securities Act;

☐     (6)     transferred to an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) or an “accredited investor” (as defined in Rule 501(a)(4) under the

Securities Act), that has furnished a signed letter containing certain representations and agreements; or

☐     (7)     transferred in accordance with another available exemption from the registration requirements of the Securities Act of 1933, as amended.

Unless one of the boxes is checked, the Paying Agent will refuse to register this Subordinated Note in the name of any person other than the registered Holder thereof; provided, however, that if box (5), (6) or (7) is checked, the Paying Agent may require, prior to registering any such transfer of this Subordinated Note, in its sole discretion, such legal opinions, certifications and other information as the Paying Agent may reasonably request to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act such as the exemption provided by Rule 144 under such Act.

Signature:

Signature Guarantee:

(Signatures must be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Exchange Act Rule 17Ad-15).

TO BE COMPLETED BY PURCHASER IF BOX (1) OR (3) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Subordinated Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Date:	Signature: